--------                                             -------------------------
 FORM 3                                              OMB APPROVAL
--------                                             OMB Number:  3235-0104
                                                     Expires: October 31, 2001
                                                     Estimated Average Burden
                                                     Hours per response: . . .
                                                     0.5
                                                     -------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person(*)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|      Shaw, Robert E.                     |   (Month/Day/Year)        |   Shaw Industries, Inc. (SHX)                             |
|------------------------------------------|    10/19/2000             |                                                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|                                          |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |                                 |                         |
|       616 East Walnut Avenue             |   (Voluntary)             |[X] Director   [X] 10% Owner(1)  |                         |
|                                          |                           |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|-------------------------|
|                                          |                           |    (give                below)  | 7. Individual or Joint/ |
|                                          |                           |    title below)                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [ ] Form Filed by    |
|       Dalton       Georgia      30720                                                                  |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 3)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|Common Stock                            |        6,635,348             |            D              |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|Common Stock                            |          100,000             |            I              |        By Partnership        |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|Common Stock                            |           97,395             |            I              |        By 401(k)             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|Common Stock                            |          567,840             |            I              |        By Spouse             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

*   If the form is filed by more than one Reporting Person, see Instruction
    5(b)(v).


FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    (D) or   |                     |
|                                 |--------------------|--------------------------|            |    Indirect |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    (I)      |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (Instr.  |                     |
|                                 |  able    | Date    |              |  Shares   |            |    5)       |                     |
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:                                                                                            SEC 1473 (7/96)

(1) IN CONNECTION WITH THE PROPOSED ACQUISITION OF SHAW INDUSTRIES, INC. ("SHAW") BY AN INVESTOR GROUP LED BY BERKSHIRE HATHAWAY
INC. ("BERKSHIRE"), BERKSHIRE AND SII ACQUISITION, INC. ("SII"), WHICH IS CURRENTLY WHOLLY OWNED BY BERKSHIRE, ENTERED IN (I) A
VOTING AGREEMENT, DATED AS OF OCTOBER 19, 2000 (THE "VOTING AGREEMENT"), WITH EACH OF ROBERT E. SHAW, THE JULIAN D. SAUL FAMILY
TRUST, J.C. SHAW, SHAW FAMILY HOLDINGS, LLC, THE LINDA SAUL SCHEJOLA TRUST, JULIUS C. SHAW, JR., R. JULIAN MCCAMY AND ELEANOR SHAW
MCCAMY (COLLECTIVELY, THE "VOTING AGREEMENT SHAREHOLDERS"), AND (II) A CONTRIBUTION AND PARTICIPATION AGREEMENT, DATED AS OF
OCTOBER 19, 2000 (THE "CONTRIBUTION AGREEMENT"), WITH EACH OF ROBERT E. SHAW, ROBERT E. SHAW, L.P., ANNA SUE SHAW, ROBERT E. SHAW,
JR., SUSAN S. YOUNG, THOMAS TRIPP SHAW, LEWIS CLAYTON SHAW, THE JULIAN D. SAUL FAMILY TRUST, THE ANITA SAUL FAMILY TRUST, THE LITTLE
FAMILY LIMITED PARTNERSHIP, WILLIAM C. LUSK, VANCE D. BELL, GERALD EMBRY, SPRIGHT D. HOLLAND, KENNETH G. JACKSON, JEFFREY TODD
MEADOWS, PERCY D. MERRITT, HENRY H. LONG AND JULIUS C. SHAW, JR. (COLLECTIVELY, THE "CONTINUING SHAREHOLDERS"). AS A RESULT OF THE
VOTING AGREEMENT AND THE CONTRIBUTION AGREEMENT, THE VOTING AGREEMENT SHAREHOLDERS AND THE CONTINUING SHAREHOLDERS MAY BE DEEMED TO
HAVE FORMED A "GROUP" WITH BERKSHIRE, SII AND WARREN E. BUFFETT (WHO THE JOINT FILERS BELIEVE MAY BE DEEMED TO CONTROL BERKSHIRE),
UNDER SECTION 13(D) OF THE SECURITIES EXCHANGE ACT OF 1934 AND SUCH "GROUP" AND/OR THE MEMBERS THEREOF MAY BE DEEMED "BENEFICIAL
OWNERS" OF IN EXCESS 10% OF SHAW'S ISSUED AND OUTSTANDING COMMON STOCK. NONE OF THE JOINT FILERS HAS ANY PECUNIARY INTEREST IN, AND
DISCLAIMS BENEFICIAL OWNERSHIP WITH RESPECT TO, THE SHARES OF COMMON STOCK REPORTED AS OWNED BY ANY OTHER JOINT FILER, EXCEPT TO THE
EXTENT INDICATED HEREIN. THE VOTING AGREEMENT AND THE CONTRIBUTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN
PREVIOUSLY DISCLOSED IN THE CURRENT REPORT ON FORM 8-K FILED BY SHAW ON OCTOBER 24, 2000. MR. ROBERT E. SHAW IS THE "DESIGNATED
FILER" FOR THIS GROUP FILING.


**  Intentional misstatements or omissions of facts constitute Federal Criminal       By: /s/ Robert R. Harlin            10/30/00
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            -----------------------------    ----------
                                                                                      **Signature of Reporting Person      Date
                                                                                        Attorney-in-fact
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION

Name:                               Robert E. Shaw, L.P.

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting           Other (Part of 10% Beneficial Owner Group)
Person to Issuer:

-------------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-------------------------------------------------------------------------------------------------------
Common Stock                100,000                    D
-------------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                     Date:      10/30/00
              ---------------------------------               -----------------
               Attorney-in-fact

Name:                               Anna Sue Shaw

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting           Other (Part of 10% Beneficial Owner Group)
Person to Issuer:


-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        567,840                     D
-----------------------------------------------------------------------------------------------------

Common Stock                      6,735,348                     I              By Spouse
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Robert E. Shaw, Jr.

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)


-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-----------------------------------------------------------------------------------------------------
Common Stock                     316,599                      D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Susan S. Young

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------

Common Stock                        534,480                     D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Thomas Tripp Shaw

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        383,846                     D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Lewis Clayton Shaw

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        605,812                     D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Julian D. Saul

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Director, Officer, and Other (Part of 10%
                                    Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                          116,954                   D
-----------------------------------------------------------------------------------------------------
                                                                               By  Julian D. Saul
Common Stock                       11,160,724                   I                  Family Trust
-----------------------------------------------------------------------------------------------------
                                                                               By  Anita Saul
Common Stock                          388,989                   I                  Family Trust
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Julian D. Saul Family Trust

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

--------------------------- ------------------------ ------------------------- ------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------

Common Stock                      11,160,724                    D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Anita Saul

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-----------------------------------------------------------------------------------------------------
                                                                               By Anita Saul
Common Stock                        388,989                     I                 Family Trust

-----------------------------------------------------------------------------------------------------

Common Stock                        116,954                     I              By Spouse

-----------------------------------------------------------------------------------------------------

Common Stock                      11,160,724                    I              By Julian D. Saul
                                                                                  Family Trust
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Anita Saul Family Trust

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        389,989                     D
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               W. Norris Little

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Director, Other (Part of 10% Beneficial
                                    Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        318,840                     D
-----------------------------------------------------------------------------------------------------

Common Stock                        110,210                     I              By Family Partnership
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Little Family Limited Partnership

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)



-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-----------------------------------------------------------------------------------------------------

Common Stock                        110,210                     D

-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               William C. Lusk, Jr.

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Director, Other (Part of 10% Beneficial
                                    Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        599,507                     D
-----------------------------------------------------------------------------------------------------

Common Stock                          9,222                     I              By 401(k)

-----------------------------------------------------------------------------------------------------

Common Stock                          8,528                     I              By Spouse
-----------------------------------------------------------------------------------------------------
                                                                               By Trust for
Common Stock                         17,400                     I                 Grandchildren
-----------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Vance D. Bell

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Officer, Other (Part of 10% Beneficial
                                    Owner Group)

-----------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership

-----------------------------------------------------------------------------------------------------
Common Stock                        92,815                      D

-----------------------------------------------------------------------------------------------------
Common Stock                        23,635                      I              By 401(k)
-----------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                                                                                          Security    Security      Ownership
                                                                                                      (D) or
                                                                                                      Indirect
                                                                                                      (I)
------------------------------------------------------------------------------------------------------------------------------
                      Date Exercisable   Expiration Date         Title         Amount
                                                                               of
                                                                               Number
                                                                               of Shares
------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         07/27/05         Common Stock        6,000    12.55            D
------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/25/06         Common Stock        8,000    12.125           D
------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/23/07         Common Stock       15,000    10.625           D
------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         03/25/08         Common Stock       26,800    13.225           D
------------------------------------------------------------------------------------------------------------------------------
Stock Option              03/25/01          03/25/08         Common Stock       13,200    13.225           D
------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/01          01/20/10         Common Stock       35,000    14.225           D
------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/02          01/20/10         Common Stock       35,000    14.225           D
------------------------------------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Gerald R. Embry

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Officer, Other (Part of 10% Beneficial Owner
                                    Group)

-------------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-------------------------------------------------------------------------------------------------------
Common Stock                        222,334                     D
-------------------------------------------------------------------------------------------------------

Common Stock                        117,648                     I              By GRAT Trust
-------------------------------------------------------------------------------------------------------

Common Stock                          4,844                     I              By Family Trust
-------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                                                                                          Security    Security      Ownership
                                                                                                      (D) or
                                                                                                      Indirect
                                                                                                      (I)
----------------------------------------------------------------------------------------------------------------------------------
                      Date Exercisable   Expiration Date         Title         Amount
                                                                               of
                                                                               Number
                                                                               of Shares
----------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         04/22/09         Common Stock        2,700      18.71          D
----------------------------------------------------------------------------------------------------------------------------------

Stock Option              04/22/01          04/22/09         Common Stock        2,700      18.71          D
----------------------------------------------------------------------------------------------------------------------------------

Stock Option              04/22/02          04/22/09         Common Stock        2,600      18.71          D
----------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/01          01/20/10         Common Stock        3,400      14.225         D
----------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/02          01/20/10         Common Stock        3,400      14.225         D
----------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/01          01/20/10         Common Stock       11,600      14.225         D
----------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/02          01/20/10         Common Stock       11,600      14.225         D
----------------------------------------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                               Spright D. Holland

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA  30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc.  (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner)

--------------------------------------------------------------------------------------------------------
Title of Security           Amount of Securities     Ownership Form:  Direct   Nature of Indirect
Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
--------------------------------------------------------------------------------------------------------
Common Stock                         30,270                     D
--------------------------------------------------------------------------------------------------------
Common Stock                         12,551                     I              By 401(k)
--------------------------------------------------------------------------------------------------------
Common Stock                            450                     I              By Daughter
--------------------------------------------------------------------------------------------------------
Common Stock                          1,000                     I              By Trust
--------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                                                                                          Security    Security      Ownership
                                                                                                      (D) or
                                                                                                      Indirect
                                                                                                      (I)
---------------------------------------------------------------------------------------------------------------------------------
                      Date Exercisable   Expiration Date         Title         Amount
                                                                               of
                                                                               Number
                                                                               of Shares
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         07/21/01         Common Stock        5,000        17.55        D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         07/27/05         Common Stock        4,000        12.55        D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         03/25/08         Common Stock        5,000        13.225       D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         03/25/08         Common Stock       18,400        13.225       D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              03/25/01          03/25/08         Common Stock        2,500        13.225       D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              03/25/01          03/25/08         Common Stock        9,100        13.225       D
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/01          01/20/10         Common Stock        4,700        14.225
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/02          01/20/10         Common Stock        4,700        14.225
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/01          01/20/10         Common Stock       10,300        14.225
---------------------------------------------------------------------------------------------------------------------------------
Stock Option              01/20/02          01/20/10         Common Stock       10,300        14.225
---------------------------------------------------------------------------------------------------------------------------------




Signature: By:  /s/ Robert R. Harlin                   Date:    10/30/00
              ---------------------------------              -----------------
               Attorney-in-fact

Name:                          Kenneth G. Jackson

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Officer, Other (Part of 10% Beneficial Owner
                               Group)


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                   13,098                      D
         ----------------------------------------------------------------------------------------------------

         Common Stock                    3,114                      I                  By 401(k)
         ----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                       ------------------------------------------------------------------ Security    Security      Ownership
                        Date Exercisable   Expiration Date         Title         Amount               (D) or
                                                                                   of                 Indirect
                                                                                 Number               (I)
                                                                                of Shares
-------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         07/23/07         Common Stock       11,800      10.625        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         03/25/08         Common Stock       46,800      13.225        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              03/25/01          03/25/08         Common Stock       23,200      13.225        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/01          01/20/10         Common Stock       35,000      14.255        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/02          01/20/10         Common Stock       35,000      14.255        D
-------------------------------------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Jeffrey Todd Meadows

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Other (Part of 10% Beneficial Owner Group),
                               Officer


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                      6,283                      D
         ----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
    Security                Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                       ------------------------------------------------------------------ Security    Security      Ownership
                        Date Exercisable   Expiration Date         Title         Amount               (D) or
                                                                                   of                 Indirect
                                                                                 Number               (I)
                                                                                of Shares
-------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently         07/21/01         Common Stock        5,000        17.02        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/27/05         Common Stock        4,000        12.55        D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/25/06         Common Stock        4,000        12.125       D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/23/07         Common Stock        5,000        10.625       D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         03/25/08         Common Stock       23,400        13.225       D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              03/25/01          03/25/08         Common Stock       11,600        13.225       D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/01          01/20/10         Common Stock        4,300        14.225       D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/02          01/20/10         Common Stock        4,200        14.225       D
-------------------------------------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Percy D. Merritt

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Other (Part of 10% Beneficial Owner Group),
                               Officer


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                        23,739                      D
         ----------------------------------------------------------------------------------------------------

         Common Stock                        3,428*                      D
         ----------------------------------------------------------------------------------------------------

         *    Restricted Shares


-------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                       ------------------------------------------------------------------ Security    Security      Ownership
                        Date Exercisable   Expiration Date         Title         Amount               (D) or
                                                                                   of                 Indirect
                                                                                 Number               (I)
                                                                                of Shares
-------------------------------------------------------------------------------------------------------------------------------
Stock Option              Currently          7/21/01         Common Stock        5,000      17.02          D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently          7/27/05         Common Stock        4,000      12.55          D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently          7/25/06         Common Stock        4,000      12.125         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently          7/23/07         Common Stock       15,000      10.625         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently          3/25/08         Common Stock       32,400      13.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option               3/25/01           3/25/08         Common Stock       16,600      13.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option               1/20/01           1/20/10         Common Stock       25,000      14.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option               1/20/02           1/20/10         Common Stock       25,000      14.225         D
-------------------------------------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Henry H. Long

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Other (Part of 10% Beneficial Owner Group),
                               Officer


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                        11,700                      D
         ----------------------------------------------------------------------------------------------------

         Common Stock                         4,383*                     D
         ----------------------------------------------------------------------------------------------------

         Common Stock                        11,677                      I              By 401(k)
         ----------------------------------------------------------------------------------------------------

         *        Restricted Shares


-------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                       ------------------------------------------------------------------ Security    Security      Ownership
                        Date Exercisable   Expiration Date         Title         Amount               (D) or
                                                                                   of                 Indirect
                                                                                 Number               (I)
                                                                                of Shares
-------------------------------------------------------------------------------------------------------------------------------
Stock Option         Currently               7/21/01         Common Stock        5,000      17.02          D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option         Currently               7/27/05         Common Stock        4,000      12.55          D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option         Currently               7/25/06         Common Stock        4,000      12.125         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option         Currently               7/23/07         Common Stock       15,000      10.625         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option         Currently               3/25/08         Common Stock       33,400      13.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option          3/25/01                3/25/08         Common Stock       16,600      13.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option          1/20/01                1/20/10         Common Stock       25,000      14.225         D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option          1/20/02                1/20/10         Common Stock       25,000      14.225         D
-------------------------------------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Julius C. Shaw, Jr.

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Officer, Other (Part of 10% Beneficial Owner
                               Group)


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------

         Common Stock                        543,384                     D
         ----------------------------------------------------------------------------------------------------
                                                                                        By Trust for Minor
         Common Stock                          7,490                     I                 Children
         ----------------------------------------------------------------------------------------------------

         Common Stock                          4,838                     I              By 401(k)
         ----------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
Title of Derivative    Date Exercisable and Expiration         Title and Amount of        Exercise    Ownership     Nature of
  Security                  Date (Month/Day/ Year)            Securities Underlying       Price of    Form of       Indirect
                                                               Derivative Security        Derivative  Derivative    Beneficial
                       ------------------------------------------------------------------ Security    Security      Ownership
                        Date Exercisable   Expiration Date         Title         Amount               (D) or
                                                                                   of                 Indirect
                                                                                 Number               (I)
                                                                                of Shares
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/27/05         Common Stock        2,000    12.55            D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/25/06         Common Stock        4,000    12.125           D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         07/23/07         Common Stock        9,500    10.625           D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              Currently         03/25/08         Common Stock       20,000    13.225           D

-------------------------------------------------------------------------------------------------------------------------------

Stock Option              03/25/01          03/25/08         Common Stock       10,000    13.225           D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/01          01/20/10         Common Stock       15,000    14.225           D
-------------------------------------------------------------------------------------------------------------------------------

Stock Option              01/20/02          01/20/10         Common Stock       15,000    14.225           D
-------------------------------------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                           J.C. Shaw

Address:                        Shaw Industries, Inc.
                                616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:               Robert E. Shaw

Issue and Ticker Symbol:        Shaw Industries, Inc. (SHX)

Date of Event Reporting         10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:               Director, Other (Part of 10% Beneficial Owner
                                Group)


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------

         Common Stock                    5,370,815                   D
         ----------------------------------------------------------------------------------------------------

         Common Stock                       64,622                   I                  By Wife
         ----------------------------------------------------------------------------------------------------
                                                                                        By Shaw Family
         Common Stock                    1,054,603                   I                     Holdings, LLC
         ----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Shaw Family Holdings, LLC

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Other (Part of 10% Beneficial Owner Group)


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                        1,054,603                   D
         ----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          Linda Saul Schejola

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Other (Part of 10% Beneficial Owner Group)


         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------
         Common Stock                           77,969                   D
         ----------------------------------------------------------------------------------------------------

         Common Stock                        7,699,808                   I              By Family Trust
         ----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                               Linda Saul Schejola Family Trust

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc. (SHX)

Date of Event Reporting             10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------

        Common Stock                        7,699,808                   D
        -----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                          R. Julian McCamy

Address:                       Shaw Industries, Inc.
                               616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:              Robert E. Shaw

Issue and Ticker Symbol:       Shaw Industries, Inc. (SHX)

Date of Event Reporting        10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:              Director, Other (Part of 10% Beneficial Owner
                               Group)

         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------

         Common Stock                       206,939                   D
         ----------------------------------------------------------------------------------------------------

         Common Stock                     1,163,169                   I                 By Spouse
         ----------------------------------------------------------------------------------------------------

         Common Stock                     1,366,000                   I                 By Ltd. Partnership
         ----------------------------------------------------------------------------------------------------

         Common Stock                       427,236                   I                 By Trust for
                                                                                           Children
         ----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

Name:                           Eleanor Shaw McCamy

Address:                        Shaw Industries, Inc.
                                616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:               Robert E. Shaw

Issue and Ticker Symbol:        Shaw Industries, Inc. (SHX)

Date of Event Reporting         10/19/2000
Statement:

Relationship of Reporting
Person to Issuer:               Other (Part of 10% Beneficial Owner Group)

         ----------------------------------------------------------------------------------------------------
         Title of Security           Amount of Securities     Ownership Form: Direct    Nature of Indirect
         Beneficially Owned:         Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
         ----------------------------------------------------------------------------------------------------

         Common Stock                      1,163,169                     D
         ----------------------------------------------------------------------------------------------------

         Common Stock                        206,939                     I                     By Spouse
         ----------------------------------------------------------------------------------------------------


      Signature: By: /s/ Robert R. Harlin              Date:   10/30/00
                     --------------------------              -------------
                     Attorney-in-fact

                                POWER OF ATTORNEY


         The undersigned hereby authorizes Robert R. Harlin and Kenneth G. Jackson, and each of them, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his, her, or its behalf and to file with the Securities and Exchange Commission any Schedule 13E-3, Schedule 13D and Forms 3, 4, or 5, and any and all amendments thereto, of the undersigned relating to the undersigned's stockholdings in Shaw Industries, Inc., the transactions contemplated by the Agreement and Plan of Merger dated as of October 19, 2000 by and among SII Acquisition Corp., Shaw Industries, Inc., and Berkshire Hathaway Inc., and any related agreements, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.


                                 Dated October 27, 2000



                                 /s/ ROBERT E. SHAW
                                 ----------------------------------------------
                                 Robert E. Shaw


                                 ROBERT E. SHAW, L.P.



                                 By:  /s/ ROBERT E. SHAW
                                    -------------------------------------------
                                 Name:  Robert E. Shaw
                                       ----------------------------------------
                                 Title: General Partner
                                       ----------------------------------------



                                 /s/ ANNA SUE SHAW
                                 ----------------------------------------------
                                 Anna Sue Shaw



                                 /s/ ROBERT E. SHAW, JR.
                                 ----------------------------------------------
                                 Robert E. Shaw, Jr.



                                 /s/ SUSAN S. YOUNG
                                 ----------------------------------------------
                                 Susan S. Young



                                 /s/ THOMAS TRIPP SHAW
                                 ----------------------------------------------
                                 Thomas Tripp Shaw



                                 /s/ LEWIS CLAYTON SHAW
                                 ----------------------------------------------
                                 Lewis Clayton Shaw

                                 /s/ JULIAN D. SAUL
                                 ----------------------------------------------
                                 Julian D. Saul


                                 JULIAN D. SAUL FAMILY TRUST



                                 By: /s/ JULIAN D. SAUL
                                     ------------------------------------------
                                 Name:   Julian D. Saul
                                      -----------------------------------------
                                 Title:  Trustee
                                       ----------------------------------------



                                 /s/ ANITA SAUL
                                 ----------------------------------------------
                                 Anita Saul


                                 ANITA SAUL FAMILY TRUST



                                 By:  /s/ ANITA SAUL
                                    -------------------------------------------
                                 Name:  Anita Saul
                                      -----------------------------------------
                                 Title:  Trustee
                                       ----------------------------------------



                                 /s/ NORRIS LITTLE
                                 ----------------------------------------------
                                 Norris Little


                                 LITTLE FAMILY LIMITED
                                 PARTNERSHIP



                                 By:  /s/ NORRIS LITTLE
                                    -------------------------------------------
                                 Name:  Norris Little
                                      -----------------------------------------
                                 Title:  General Partner
                                       ----------------------------------------



                                 /s/ WILLIAM C. LUSK
                                 ----------------------------------------------
                                 William C. Lusk



                                 /s/ VANCE D. BELL
                                 ----------------------------------------------
                                 Vance D. Bell



                                 /s/ GERALD EMBRY
                                 ----------------------------------------------
                                 Gerald Embry



                                 /s/ SPRIGHT D. HOLLAND
                                 ----------------------------------------------
                                 Spright D. Holland

                                 /s/ KENNETH G. JACKSON
                                 ----------------------------------------------
                                 Kenneth G. Jackson



                                 /s/ JEFFREY TODD MEADOWS
                                 ----------------------------------------------
                                 Jeffrey Todd Meadows



                                 /s/ PERCY D. MERRITT
                                 ----------------------------------------------
                                 Percy D. Merritt



                                 /s/ HENRY H. LONG
                                 ----------------------------------------------
                                 Henry H. Long



                                 /s/ JULIUS C. SHAW, JR.
                                 ----------------------------------------------
                                 Julius C. Shaw, Jr.



                                 /s/ J.C. SHAW
                                 ----------------------------------------------
                                 J. C. Shaw


                                 SHAW FAMILY HOLDINGS, LLC



                                 By: /s/ J.C. SHAW
                                     ------------------------------------------
                                 Name:   J.C. Shaw
                                       ----------------------------------------
                                 Title:  Manager
                                       ----------------------------------------



                                 /s/ LINDA SAUL SCHEJOLA
                                 ----------------------------------------------
                                 Linda Saul Schejola


                                 LINDA SAUL SCHEJOLA FAMILY
                                 TRUST



                                 By: /s/ LINDA SAUL SCHEJOLA
                                     ------------------------------------------
                                 Name: Linda Saul Schejola
                                       ----------------------------------------
                                 Title: Trustee
                                        ---------------------------------------


                                 /s/ R. JULIAN McCAMY
                                 ----------------------------------------------
                                 R. Julian McCamy



                                 /s/ ELEANOR SHAW McCAMY
                                 ----------------------------------------------
                                 Eleanor Shaw McCamy